Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].”

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (the “Agreement”), made and entered into on February 1, 2024 to be effective as of the 15th day of January, 2024 (the “Effective Date”) by and between Magna New Mobility USA, Inc. (“Magna”), a corporation constituted under the laws of the State of Delaware, and Serve Operating Co., (“Serve” and, together with Magna, the “Parties” and each, a “Party”), a corporation constituted under the laws of the State of New York.

RECITALS

WHEREAS Magna desires that Serve provide certain services, including services relating to the provision of its employees for use on Magna projects;

AND WHEREAS Magna and Serve are entering into a strategic partnership comprising three relationships and transactions as of the date hereof, including: (1) this Agreement; (2) a license and services agreement (the “License Agreement”); and (3) a delivery vehicle production scaling and purchase agreement (the “Production and Purchase Agreement”);

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1

SERVICES and statements of work

1.1	Magna hereby retains Serve and Serve agrees to provide to Magna, from time to time, the services described in one or more statements of work in the form attached as Schedule A hereto (each, a “Statement of Work” or “SOW”) and in accordance with the terms and conditions of this Agreement. To the extent there is any conflict between this Agreement and any Statement of Work, this Agreement shall prevail to the extent of such conflict, unless explicitly stated otherwise in the Statement of Work.

1.2	For the purposes this Agreement, the term “Services” shall mean all of the activities and tasks detailed in the applicable Statement of Work to be provided by Serve. For greater certainty and notwithstanding the foregoing, the term “Services” shall also include all services, functions and responsibilities that are inherent, necessary or customarily provided as part of the services set out in that Statement of Work, or that are reasonably required for the proper performance of such services (as these services may be modified during the Term (as defined below) in accordance with this Agreement), whether or not such services, functions or responsibilities are expressly described in the Statement of Work.

1.3	The sole authority to commence the provision of Services by Serve, or to obligate payment for Services by Magna, shall be a written Statement of Work executed by an authorized representative of both Parties. Each Statement of Work is automatically deemed to include all the terms and provisions of this Agreement. Each Statement of Work shall contain, unless the Parties agree otherwise, a description of the scope of the Services, the time to be spent performing the Services, the fee for Services, the functional requirements and technical specifications applicable to the work (“Specifications”), the work schedule, and such other information as the Parties determine are required.

1.4	The timetable, schedule or milestones for the performance of any of the Services will be specified in the applicable Statement of Work. Time is of the essence in this Agreement. If Serve fails to perform the Services within the dates and times specified in, and otherwise in accordance with, the Statement of Work and this Agreement and Magana is not a cause of such delay, in whole or in part (including any failure to timely provide approvals, consents or input to the extent required in the Statement of Work or reasonably requested by Serve), Magna may, without limiting or affecting its other rights or remedies available under this Agreement or at law, cancel the then remaining balance of the Statement of Work without obligation, liability, or penalty of any kind.

1.5	Nothing herein shall be deemed to preclude Magna from retaining the services of other persons or entities undertaking the same or similar services as those undertaken by Serve, or from developing or acquiring know-how, products, systems, materials or programs that are similar to, or competitive with, the current or future business of Serve (expressly excluding sidewalk delivery).

Section 2

CHANGE CONTROL PROCESS

2.1	Either Party may request additions, deletions or amendments in respect of the provision of the Services (each, a “Change”). Changes shall be requested in writing are signed by the Party requesting the Change (“Change Request”). Serve shall have no obligation to perform, and Magna shall have no obligation to pay for, services related to any proposed modification or change unless both Parties have agreed to the modifications or changes in writing (duly signed by authorized representatives of each Party) and in accordance with the procedures set forth herein. Notwithstanding the foregoing, this change control process will not be required for minor changes which do not result in an addition or modification to the Statement of Work.

Section 3

term of agreement

3.1	The term of this Agreement shall be for the period commencing on the Effective Date and shall continue for a period of three (3) months, unless earlier terminated or mutually extended in accordance with its terms (the “Term”). Each Statement of Work will commence on the last date it is executed by both Parties (or such other effective date as set forth in a Statement of Work) and remain in effect until the Services described therein are completed and accepted in accordance with the terms of this Agreement and/or such Statement of Work.

Section 4

independent contractor

4.1	Serve agrees that it shall be acting as an independent contractor and neither it nor its employees shall be considered or deemed to be an agent, employee, joint venturer, or partner of Magna. Serve shall have no authority to contract on behalf of or bind Magna in any manner and shall not represent itself as an agent of Magna or as otherwise authorized to act for or on behalf of Magna. Serve’s employees shall have no status as employees of Magna or any right to any benefits that Magna grants its employees.

Section 5

compensation

5.1	Magna agrees to pay Serve the fees as outlined in the applicable Statement of Work. Unless otherwise indicated in a Statement of Work, Serve shall invoice Magna monthly for Services performed during the preceding month and Magna agrees that all invoices shall be due within [***] business days of receipt by Magna of such invoice. Except as may be otherwise agreed in writing by the parties, the total amount payable by Magna to Serve pursuant to this Agreement and all Statements of Work entered into hereunder shall be [***].

5.2	[***].

5.3	Magna shall reimburse Serve for any pre-approved, actual out-of-pocket expenses which are reasonable and necessary for Serve to incur in furtherance of its performance hereunder. Serve agrees to provide Magna with copies of such receipts and other records as may be reasonably appropriate for Magna to verify the amount and nature of any such expenses.

Section 6

ownership of materials

6.1	Subject to Section 6.2, Serve agrees that all reports, information, data, writings, work product, program codes, works of authorship, materials and other deliverables generated by, developed by or contributed to by Serve under this Agreement or furnished by Magna to Serve (collectively, the “Materials”), including all Intellectual Property Rights (as defined below) shall be and remain the property of Magna. For the avoidance of doubt, subject to Section 6.2, Serve specifically agrees that all Intellectual Property Rights in the Materials that are generated or developed under this Agreement by Serve or its employees shall be owned exclusively by Magna, and Serve hereby assigns, and shall cause its employees to assign, to Magna all right, title and interest in and to such Materials throughout the world, without the necessity of any further consideration, and Magna shall be entitled to obtain and hold in its own name all rights to such Materials. If and to the extent Serve may, under applicable law, be entitled to claim any ownership interest in the Materials (other than Serve Background Materials), Serve hereby transfers, grants, conveys, assigns, and relinquishes exclusively to Magna all of Serve’s right, title and interest in and to such Materials, under patent, copyright, trade secret, and trademark law, in perpetuity or for the longest period otherwise permitted by law. For the purposes of this Agreement “Intellectual Property Rights” means all industrial and intellectual property rights comprising or relating to: (i) patents, patent applications, and other patent rights; (ii) all rights in and to trademarks, service marks, trade dress, trade names, corporate names, logos and other similar designations, whether registered or unregistered; (iii) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (iv) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures, and other confidential and proprietary information and all rights therein; and (v) all industrial and other intellectual property rights, and all rights, interests, and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the laws of any jurisdiction throughout in any part of the world.

6.2	Magna acknowledges that in furnishing the Services, Serve may utilize its or its licensors background proprietary intellectual property, methodologies, tools, models, software, procedures, documentation, know-how and processes owned by Serve (“Serve Background Materials”). The ownership and title of such Serve Background Materials and all Intellectual Property Rights therein shall remain with Serve or its licensors, as applicable. Notwithstanding the foregoing, to the extent that any Serve Background Materials are embedded in or otherwise reflected in the Materials, Serve hereby grants to Magna and its affiliates an irrevocable, perpetual, non-exclusive, worldwide, royalty-free right and license to use, and prepare derivative works based upon, such Serve Background Materials solely as incorporated into the Materials and any derivative works thereof, provided that none of the foregoing can or will be used for last mile robotic delivery purposes.

6.3	Serve shall perform any acts that may be deemed reasonably necessary or desirable by Magna to evidence or more fully transfer of ownership of all Materials designated under this Section 6 to Magna to the fullest extent possible, including but not limited to the making of further written assignments in a form determined by Magna.

6.4	Serve hereby represents and warrants that it has full right and authority to perform its obligations and grant the rights and licenses herein granted, and that it has neither assigned nor otherwise entered into an agreement by which it purports to assign or transfer any right, title, or interest to any technology or intellectual property right that would conflict with its obligations under this Agreement. Serve covenants and agrees that it shall not enter into any such agreements during the Term of this Agreement.

6.5	Serve agrees that it shall have and maintain, during performance of this Agreement, written agreements with all employees, contractors, or agents engaged by Serve in performance hereunder, granting Serve rights sufficient to support all performance and grants of rights by Serve. Copies of such agreements shall be provided to Magna promptly upon request.

Section 7

representations, Warranties AND COVENANTS

7.1	Serve represents, warrants and covenants that:

(a)	it has obtained all authorizations, consents and licenses necessary to fully perform its obligations set forth in this Agreement;

(b)	the execution and performance of this Agreement are within its corporate power, have been duly authorized by all necessary corporate action, do not require any consent of or filing with any third party or governmental body or agency, and do not violate any law, agreement, judgment, order or the like, or its charter or by-laws;

(c)	it will comply with all federal, state and local laws and regulations applicable to it in providing the Services hereunder;

(d)	all Services will be performed: (i) in accordance with the terms and conditions set forth in this Agreement; (ii) using personnel of required skill, experience, licences and qualifications; (iii) in a timely, workmanlike and professional manner; and (iv) in accordance with generally recognized industry standards in Serve’s field;

(e)	Serve and its employees will comply with all Magna rules, regulations, policies and procedures furnished to Serve (whether orally or in writing) when providing the Services;

(f)	subject to any Statement of Work to the contrary, its employees will dedicate their full time, attention, skill and effort to the Services being provided to Magna as if such employees were full-time employees of Magna; and

(g)	it and its employees will provide Magna will all information, including confidential information of Serve (subject to the terms hereof), and support reasonably requested by Magna in its and their performance of the Services pursuant to this Agreement and any Statement of Work.

Section 8

return of materials

8.1	Upon the request of Magna, but in any event upon termination or expiration of this Agreement, Serve shall surrender to Magna all memoranda, notes, records, drawings, manuals, computer software, and other documents or materials (and all copies of same) pertaining to the Materials.

Section 9

termination

9.1	This Agreement or an individual Statement of Work may be terminated by either Party upon five (5) days’ prior written notice, if the other Party breaches any term hereof and the breaching Party fails to cure such breach within five (5) days of being notified of such breach.

9.2	[***].

9.3	If either Party files a petition in bankruptcy or is adjudicated a bankrupt, or if a petition in bankruptcy is filed against either Party, or if a Party becomes insolvent or makes an assignment for the benefit of its creditors or enters into an arrangement pursuant to any bankruptcy law, or if either Party discontinues its business, or if a receiver is appointed for it, then this Agreement shall automatically terminate without any consent or notice whatsoever.

9.4	The expiration or termination of this Agreement or Statement of Work for any reason will not release either Party from any liabilities or obligation set forth herein which (a) the Parties have expressly agreed will survive any such expiration or termination, or (b) remain to be performed or by their nature would be intended to be applicable following any such expiration or termination. In the event Magna terminates this Agreement or any Statement of Work pursuant to Section 9.1 or Section 9.2, Magna’s shall pay Serve for the Services performed up to the date of such termination.

Section 10

LIABILITY

10.1	EXCEPT FOR LIABILITY FROM BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER Section 12 OR FROM WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES OR ANY LOST SAVINGS, LOST REVENUE OR LOST PROFITS EVEN IF ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR LIABILITY FROM BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER Section 12 OR FROM WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, EACH PARTY’S TOTAL LIABILITY OF ALL KINDS ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING WARRANTY CLAIMS), REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT, OR OTHERWISE, WILL NOT EXCEED THE TOTAL AMOUNTS PAYABLE BY MAGNA TO SERVE UNDER THIS AGREEMENT (INCLDUING ALL STATEMENTS OF WORK HEREUNDER) GIVING RISE TO THE CLAIM (DETERMINED AS OF THE DATE OF ANY FINAL JUDGMENT IN AN ACTION).

Section 11

indemnification

11.1	Indemnification by Magna. Magna shall defend, indemnify and hold Serve, its affiliates, and its and their directors, officers, employees, contractors, successors and assigns harmless from and against any and all third party claims, damages, costs, losses, liabilities and expenses (including taxes, fees, fines, penalties, interest, expenses of investigation and attorneys’ fees and disbursements) arising out of or relating to:

(a)	a material breach of any provision of this Agreement or the applicable Statement of Work by Magna; and

(b)	any act of gross negligence or willful misconduct by Magna or its employees that results in personal injury or death, or damage to property.

11.2	Indemnification by Serve. Serve shall defend, indemnify and hold Magna, its affiliates, and its and their directors, officers, employees, contractors, successors and assigns harmless from and against any and all third party claims, damages, costs, losses, liabilities and expenses (including taxes, fees, fines, penalties, interest, expenses of investigation and attorneys’ fees and disbursements) arising out of or relating to:

(a)	the Services provided by Serve infringing upon or misappropriating any patent, trademark or copyright of any third party. In the event that any part of the Services is held or is likely to be held to constitute an infringement, Serve shall, at its expense, first use reasonable and prompt efforts to modify the Services and Materials so that they are non-infringing and of at least equivalent performance and functionality and scope, as applicable, or reimburse Magna the fees paid for the Services provided by Serve;

(b)	a material breach of any provision of this Agreement or the applicable Statement of Work by Serve;

(c)	any act of gross negligence or willful misconduct by Serve or its employees that results in personal injury or death, or damage to property; and

(d)	any intentional act or omission by Serve or its employees which results in such loss, expense or liability.

Section 12

CONFIDENTIALITY

12.1	Each Party and its employees, and contractors, employees and contractors of their affiliates, and their professional advisors (collectively, its “Representatives”) will keep confidential all Confidential Information (as defined below) of the other Party, and refrain from disclosing in any manner any such Confidential Information without the other Party’s prior written approval. For purposes of this Agreement, the term “Confidential Information” means any and all confidential or proprietary information pertaining to the other Party’s financial affairs, business systems, marketing strategies, trade secrets, products, designs, equipment, manufacturing processes, technology and other technical and commercial information, including any notes, analyses, compilations, studies or other documents or records prepared by a Party or any of its employees, irrespective of whether any of the foregoing is marked or identified as confidential or proprietary whether disclosed before or after the date hereof. The Parties’ obligations pursuant to this Section shall expire three (3) years from the date of the termination or expiration of this Agreement (except that with respect to any trade secrets the obligations shall remain in effect until such trade secrets are no longer protected as such under applicable law). Confidential Information shall not, however, include any information that: (i) that was known to the receiving Party or was in the receiving Party’s possession prior to receipt from the disclosing Party; (ii) is or becomes known to the general public other than as a result of disclosure by the receiving Party or its Representatives; (iii) is or becomes available to the receiving Party on a non-confidential basis provided that such source is not, to the knowledge of the receiving Party, bound by any confidentiality obligations; or (iv) is developed by or on behalf of the receiving Party without reference to any Confidential Information furnished under this Agreement.

12.2	Notwithstanding the foregoing, the Parties may disclose Confidential Information: (i) to their respective Representatives, in each case provided that such individuals have a need to know such information; (ii) as necessary to enforce the other Party’s obligations under this Agreement; (iii) in confidence to a source of financing or acquiror, provided that such recipient has executed a non-disclosure agreement with the disclosing Party; or (iv) pursuant to applicable law, a judicial order or the rules of an applicable stock exchange.

Section 13

INSURANCE

13.1	During the Term, Serve shall, at its own expense, maintain and carry insurance in full force and effect with financially sound and reputable insurers that includes: [***], and each of the foregoing policies shall name Magna as an additional insured. The foregoing limits may be met by a combination of primary and excess insurance.

Section 14

miscellaneous

14.1	Force Majeure. Neither Party will be liable, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when such failure or delay is caused by or results from acts beyond the delayed Party’s reasonable control, including but not limited to: (a) natural disasters, epidemic, or pandemic; (b) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (c) government order, law, or actions; or (d) strikes, labor stoppages or slowdowns, or other industrial disturbances, provided that the delayed Party gives the other Party prompt notice of such cause.

14.2	The division of this Agreement into articles, sections, appendixes and other subdivisions, the inclusion of headings and the provision of a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The headings in the Agreement are not intended to be full or precise descriptions of the text to which they refer. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

14.3	In this Agreement words signifying the singular include the plural and vice versa. Every use of the words “including” or “includes” in this Agreement is to be construed as meaning “including, without limitation” or “includes, without limitation”, respectively. The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

14.4	Unless otherwise specified, all references to monetary amounts, including the symbol “$”, are in respect of the currency of United States Dollars (USD).

14.5	Neither Party shall assign, transfer, or subcontract this Agreement or any of its obligations hereunder without the prior written consent of the other Party.

14.6	Neither Serve nor Magna shall be liable for any delays resulting from circumstances or causes beyond its reasonable control, including, without limitation, fire or other casualty, act of God, strike or labor dispute, war or other violence, or any law, order or requirement of any governmental agency or authority.

14.7	All sections herein relating to ownership, warranties, limitation of liability, indemnification, survival, binding nature and assignment, non-exclusivity, interpretation, governing law, and jurisdiction and venue shall survive the expiration or termination of this Agreement and any Statement of Work.

14.8	This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

14.9	All remedies available to either Party for one or more breaches by the other Party are and shall be deemed cumulative and may be exercised separately or concurrently without waiver of any other remedies. The failure of either Party to act on a breach of this Agreement by the other shall not be deemed a waiver of such breach or a waiver of future breaches, unless such waiver shall be in writing and signed by the Party against whom enforcement is sought.

14.10	In the event that any provision (or any portion of a provision) of this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision (or portion of a provision) had never been contained herein in regards to that particular jurisdiction.

14.11	All notices required or permitted hereunder shall be in writing addressed to the respective Parties as set forth herein, unless another address shall have been designated, and shall be delivered by hand or by registered or certified mail, postage prepaid:

Address of Serve:	730 Broadway
Redwood City, California, USA
94063

Attn: Ali Kashani, Chief Executive Officer

Address of Magna:	[***]

Attn: [***]

14.12	This Agreement, together with the License Agreement and the Production and Purchase Agreement, constitutes the entire agreement of the Parties hereto with respect to the subject matter contemplated herein, and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing.

14.13	The Parties may modify this Agreement only upon written agreement. No amendment or modification of this Agreement shall be deemed effective without a signed writing by both Parties.

14.14	Each Party acknowledges that they have carefully read and fully understand the terms, nature and effect of this Agreement, and execute this Agreement voluntarily and without duress. Each Party further acknowledges that they have had the opportunity to seek independent legal, financial and/or other professional advice as to the terms, nature and effect of this Agreement, and have been duly advised to retain such independent legal, financial and/or other professional advice at their own expense prior to signing this Agreement, and agrees that any failure on their part to retain such independent legal, financial and/or other professional advice shall not affect (and they shall not assert that it affects) the validity of any of the provisions of this Agreement.

14.15	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by portable document format (“.pdf”) or other form of electronic transmission shall be binding upon the person whose signature appears on the transmitted copy and shall be equally as effective and binding as delivery of an originally executed counterpart of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

MAGNA NEW MOBILITY USA, INC.		SERVE OPERATING CO.

By:	/s/ Matteo Del Sorbo	By:	/s/ Ali Kashani
Name:	Matteo Del Sorbo	Name:	Ali Kashani
Title:	Executive Vice President, Magna New Mobility	Title:	Co-founder & CEO

By:	/s/ Jake Dadd
Name:	Jake Dadd
Title:	Senior Director, Engineering

SCHEDULE A
STATEMENT OF WORK